Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Auditors” in the Registration Statement on Form F-10 and related preliminary base shelf prospectus of Sprott Physical Gold Trust (the “Trust”), relating to the registration of a maximum offering of US $1,500,000,000 of units of the Trust and to the incorporation by reference therein of our reports dated March 11, 2011 with respect to the financial statements of the Trust for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of the Trust, filed with Securities and Exchange Commission, and included as Exhibit 99.6 to the Annual Report (Form 40-F).

Toronto, Canada	Chartered Accountants
March 22, 2011	Licensed Public Accountants